EXHIBIT 34.3

[LOGO] KPMG                KPMG LLP
                           1601 Market Street
                           Philadelphia, PA 19103-2499

            Report of Independent Registered Public Accounting Firm

The Board of Directors
Wilmington Trust Company:

We have examined management's assessment, included in the accompanying Management Assessment report, that Wilmington Trust Company (the Company) complied with the servicing criteria set forth in Item 1122(d)(1)(ii) of the Securities and Exchange Commission's Regulation AB for asset-backed transactions initiated or amended for purposes of Regulation AB in 2006 involving floorplan receivables, accounts receivable and asset based lending receivables {the Platform) as of and for the year ended December 31, 2006. All other criteria in
Item 1122(d) of Regulation AB have been determined by the Company to be not applicable to the activities it performs with respect to the Platform. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assessment about the Company's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset-backed transactions and securities that comprise the Platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management's assessment that the Company complied with the aforementioned servicing criteria as of and for the year ended December 31, 2006 is fairly stated, in all material respects.


                                       /s/ KPMG LLP

Philadelphia, PA
February 23, 2007

           KPMG LLP, a U.S. limited liability partnership, is the U.S.
             member firm of KPMG International, a Swiss cooperative.
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[LOGO] WILMINGTON                                      Wilmington Trust Company
       TRUST                                           Rodney Square North
                                                       1100 North Market Street
                                                       Wilmington, DE 19890-0001

                             Management Assessment

Management of the Company is responsible for assessing compliance with the servicing criteria set forth in Item 1122(d)(1)(ii) of Regulation AB of the Securities and Exchange Commission relating to the servicing as of and for the year ended December 31, 2006 of asset-backed transactions initiated or amended for purposes of Regulation AB in 2006 involving floorplan receivables, accounts receivable and asset based lending receivables (the Platform). All other criteria in Item 1122(d) of Regulation AB have been determined by the Company to be not applicable to the activities it performs with respect to the Platform.

The Company's management has assessed the effectiveness of the Company's compliance with the applicable servicing criteria as of and for the year ended December 31, 2006. In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d)(1)(ii) of Item 1122 of Regulation AB.

Based on such assessment, management believes that, as of and for the year ended December 31, 2006, the Company has complied in all material respects with the servicing criteria set forth in Item 1122(d)(1)(ii) of Regulation AB of the Securities and Exchange Commission relating to the servicing of the Platform.

KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to management's assessment of compliance with the applicable servicing criteria as of and for the year ended December 31, 2006.


                                                /s/ William J. Farrell, II
                                                --------------------------------
                                                Name:  William J. Farrell, II
                                                Title: Executive Vice President,
                                                       Corporate Client Services

                                                Date:  February 23, 2007